As filed with the Securities and Exchange Commission on November 29, 2010
Registration No. 333-37419

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ADC Telecommunications, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0743912
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
13625 Technology Drive
Eden Prairie, Minnesota 55344
(952) 938-8080
(Address, including zip code, and telephone
number, including area code, of registrant’s principal executive offices)

Jeffrey D. Pflaum	Copy to:
Vice President, General Counsel and Secretary
ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344
(952) 938-8080
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Amy L. Schneider, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600

     Approximate date of commencement of proposed sale to the public: Not Applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (File No. 333-37419) (the “Registration Statement”) of ADC Telecommunications, Inc. (the “Company”), which was filed with the U.S. Securities and Exchange Commission on October 8, 1997 (the “Filing Date”). The Registration Statement registered 1,313,848 shares of the Company’s common stock, par value $0.20 per share (the “Securities”), to be offered or sold by the selling shareholders named therein. Pursuant to a registration rights agreement, the Company agreed to keep the Registration Statement continuously effective for a period commencing on the effective date thereof and terminating 24 months after the Filing Date, or such shorter period that would terminate when all the Securities covered by the Registration Statement had been sold. Because the Company is no longer required to keep the Registration Statement effective, in accordance with the undertaking made by the Company in Part II of the Registration Statement (pursuant to Item 512(a)(3) of Regulation S-K), the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to remove from registration all Securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on November 29, 2010.

ADC TELECOMMUNICATIONS, INC.
By:	/s/ James G. Mathews
James G. Mathews
Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the indicated capacities on November 29, 2010.

Signature	Title

*	Chairman, President and Chief Executive Officer
Robert E. Switz	(principal executive officer)

/s/ James G. Mathews James G. Mathews	Vice President and Chief Financial Officer (principal financial officer)

*	Vice President and Controller
Steven G. Nemitz	(principal accounting officer)

*	Independent Lead Director
William R. Spivey, PhD

*	Director
John J. Boyle, III

*	Director
Mickey P. Foret

*	Director
Lois M. Martin

*	Director
Krish A. Prabhu, PhD

*	Director
John E. Rehfeld

*	Director
David A. Roberts

*	Director
Larry W. Wangberg

*	Director
John D. Wunsch

*	By:	/s/ James G. Mathews
James G. Mathews
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description
24.1	Power of Attorney